Exhibit 99.1

Pacifico Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, Sept. 16, 2022 (GLOBE NEWSWIRE) -- Pacifico Acquisition Corp. (NASDAQ: PAFOU, the “Company”) announced today that Caravelle Group Co., Ltd (“Caravelle”) has deposited into the Company’s trust account a principal amount of $575,000, representing approximately $0.10 per share of common stock, in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from September 16, 2022 to December 16, 2022. The Company issued an unsecured promissory note in an amount of $575,000 to Caravelle. The promissory note bears no interest and is payable promptly on the date on which the Company consummates an initial business combination with Caravelle. The purpose of the extension is to provide time for the Company to complete a business combination.

About Pacifico Acquisition Corp.

Pacifico Acquisition Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry, although the Company intends to focus on operating businesses in and around the new energy, biotech, and education industries in Asia (excluding China).

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Edward Cong Wang

Pacifico Acquisition Corp.

(646) 886 8892